  Exhibit 99.2

ImageWare® Reports Second Quarter and Six-Months Results and Reviews Continued Progress to Build ImageWare 2.0

San Diego (August 19, 2020) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in biometric identification and authentication, today reported financial results for the second quarter and six-months ended June 30, 2020.

Q2 Highlights:

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Mark Blackman named VP of Product Management to retune the product portfolio, focusing on customer value, ease of use, and cost of operations.
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Sudheer Koganti named VP of Engineering has already made early and meaningful progress in redefining ImageWare’s Engineering organization.
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Launched IP licensing monetization program and engaged ipCapital Group®, Inc. to co-create an IP monetization model from which ImageWare will derive a discrete stream of annual revenue.
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Company granted its 24th patent – related to its GoVerifyID® product and the process of enrolling biometrics from a mobile device for Cloud-based biometrics services.
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Completed essential reviews of all products, services, divisions and departments.
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Biometric Engine modernization completed - enhancing scalability and ease of client interface.
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Targeted additional cost cutting measures to closer align burn rate with revenues.

Kristin A. Taylor, President and CEO, said, “I am proud of the dedication, productivity and progress that each of our hard-working team members continues to deliver while working remotely in the ongoing COVID-19 environment.”

Evolution:
Taylor continued, “We are a ‘biometric first’ security company – and I’m pleased with the substantive progress being made as we continue adding targeted layers upon the new foundation established in Q1. We maintain our laser focus to transform the authentication market by leveraging multimodal biometrics.

“We have spent, and are spending, a significant amount of time and effort to elevate our products and services to the point where:
(1)
Existing satisfied customers see value in our enhanced, broader service offerings to facilitate their biometric journey, and
(2)
Potential new customers can see that our innovative products are now ready to serve their needs effectively and efficiently.

Recent progress includes:
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Growing sales pipeline - Q2 added more than 67 net-new opportunities (including 45 new opportunities in Law Enforcement) over three products lines with an estimated initial value of $5+ million.
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Modest GVID sale via our partner, Fujitsu, to a medium-sized bank in Latin America…and we anticipate more deals in other parts of the world;
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Early development of IP monetization and broader patent plan
o
Phase one will establish a new IP business unit in September;
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Appointed Chris Dickson, VP of Sales, in early July who brings a vital sales edge and immediate important contributions;
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Continuing to build and execute on revenue producing Go-to-Market strategies in key verticals
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Identified and targeting seven largest markets for biometrics and MFA;
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Continued refresh of the components of the Identity Platform (Cloud and mobile-capable);
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Nearing completion for GoVerifyID (GVID) enterprise-ready authentication product to expand usefulness and Cloud-based biometrics MFA (multifactor authentication) to existing infrastructure;
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Beginning refresh of the corporate website, along with substantial progress in the ongoing creation of our new self-service portal (enabling end-users to test, purchase and provision GoVerifyID in an automated way).

-Continued-

“Last month, we successfully restructured certain senior securities, paving the way for ImageWare to meaningfully finance our working capital requirements through the issuance of a senior security. We anticipate this proposed financing will take us through to cash flow positive. Overall, we’ve made important early progress on our path to build ImageWare 2.0 and I look forward to sharing more developments next quarter,” concluded Taylor.

Sales Strategy Overview
ImageWare’s renewed sales strategy and focus has already begun to yield results. Along with improving opportunities, this quarter we saw improving new sales, incremental sales to existing customers, along with renewals. We also find increased interest from companies seeking to secure their newly remote workforce as a result of the COVID-19 pandemic.

The Company has enjoyed success from its enhanced product messaging and increased out-bound focus, including webinars. As a result of these and other initiatives, our pipeline is growing.

We are attentive to the feedback and needs of our public safety sector customers as the integration work continues in our Identity Platform. We are focused on migrating our legacy law enforcement product from an on-premise only system to the Cloud-based service for use in the field. Our goal is to improve ease of administration and scale to capture, proof, credential and authenticate biometrics…and we have existing customers who seem ready to make these moves.

Looking ahead, we continue to focus our resources on the lucrative enterprise market, including financial services, retail, manufacturing and healthcare.

Second Quarter Results

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Revenue for the second quarter ended June 30, 2020 was $733,000 compared with $812,000 for the second quarter of 2019.
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Gross profit for the second quarter 2020 was $579,000 (or 79%) versus $672,000 (83%) in the same period last year. The lower margin in Q2 2020 is attributable to lower revenue of approximately $79,000 combined with higher certain fixed third-party software license costs combined with higher sales of hardware and consumables of approximately $14,000.
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Net loss was ($2,902,000) for the second quarter 2020 compared with a loss of ($2,548,000) in the same period last year.
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Net loss per share narrowed to ($0.03) for the second quarter ended 2020 versus ($0.04) in the same period in 2019.

Six-Month Results

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Revenue for the six months ended June 30, 2020 was $1,529,000 compared with $1,743,000 for the six-month period in 2019.
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Gross profit for the six months ended 2020 was $1,259,000 (or 82%) versus $1,400,000 (80%) in the same period last year. The higher margin in six months ended 2020 is attributable to the 2020 period containing a higher percentage of software revenue with corresponding higher gross margins than the corresponding period of 2019.
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Net loss narrowed to ($6,027,000) for the six months ended 2020 compared with a loss of ($6,160,000) in the same period last year.
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Net loss per share narrowed to ($0.07) for the six months ended 2020 versus ($0.09) in the same period in 2019.

Conference Call Details

Date / Time: Wednesday, August 19th at 1:30 pm PT
Live Webcast: Please click HERE or use the replay URL below
Replay: https://www.iwsinc.com/company/investor-relations/  The replay will be available for at least 90 days on the Company’s website.

-Continued-

About ImageWare® Systems, Inc.
In 1987, ImageWare was founded to innovate imaging. After a bold start evolving silver halide photography into digital images, ImageWare built the first statewide digital booking platform for the United States law enforcement in 1998. Since then, ImageWare has evolved into the largest holder of multimodal biometrics, managing millions of identities daily. With vast experience in the government sector, ImageWare is democratizing biometrics by offering defense-grade identity and authentication solutions to the masses. By identifying the person, not a device, ImageWare is giving populations around the globe access to their important data. www.iwsinc.com

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact:
Investor Relations:
Jessica Belair
Harvey Bibicoff, CEO
ImageWare Systems, Inc.
Bibicoff + MacInnis, Inc.
(310) 717-0877
(818) 379-8500
jbelair@iwsinc.com
harvey@bibimac.com

  -Continued-

ImageWare® Systems, Inc.
SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS
In thousands, except share and per share amounts
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Product	$121	$160	$272	$438
Maintenance	612	652	1,257	1,305
Total Revenues	733	812	1,529	1,743

Cost of Revenue
Product	47	34	65	117
Maintenance	107	106	205	226

Gross Profit	579	672	1,259	1,400
	79%	83%	82%	80%
Operating Expenses
General & administrative	939	894	1,922	2,001
Sales and marketing	566	934	1,624	1,939
Research and development	1,517	1,840	3,388	3,614
Depreciation and amortization	18	17	36	36
Total Operating Expenses	3,040	3,685	6,970	7,590

Loss from operations	(2,461)	(3,013)	(5,711)	(6,190)

Interest (income) expense, net	51	(31)	75	(53)
Change in fair value of derivative liabilities	363	(481)	166	(57)
Other components of net periodic pension expense	27	45	75	78
Other expense	-	1	-	1

Loss from continuing operations before income taxes	(2,902)	(2,547)	(6,027)	(6,159)

Income taxes	-	1	0	1

Loss from continuing operations	(2,902)	(2,548)	(6,027)	(6,160)

Net loss	$(2,902)	$(2,548)	$(6,027)	$(6,160)

Preferred dividends	(1,372)	(1,374)	(2,746)	(2,668)
Net loss available to common shareholders	$(4,274)	$(3,922)	$(8,773)	$(8,828)

Per share data - basic
Basic income (loss) per share available to common shareholders	$(0.03)	$(0.04)	$(0.07)	$(0.09)

Basic weighted-average common shares	127,065,608	103,431,623	121,630,902	100,928,835

  -Continued-

ImageWare® Systems, Inc.
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2020	2019
Assets:
Cash	$431	$1,030
Accounts receivable, net	578	657
Inventories	697	615
Other current assets	148	243
Property and equipment, net	184	216
Other assets	557	257
Operating lease right-of-use assets	1,738	1,906
Intangible assets, net	64	70
Goodwill	3,416	3,416
Total Assets	$7,813	$8,410

Liabilities and Shareholders' Deficit:
Current liabilities	$8,804	$4,198
Note payable - bank, net of current portion	1,054	-
Pension obligation	2,311	2,256
Lease liabilities - long term	1,513	1,716
Other long-term liabilities	118	118
Mezzanine equity	9,231	8,884
Shareholders' deficit	(15,218)	(8,762)
Total Liabilities and Shareholders' Deficit	$7,813	$8,410